Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

BALLANTYNE OF OMAHA, INC.

FIRST:  The name of this corporation is Ballantyne of Omaha, Inc. (hereinafter referred to as the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805.  The name of the registered agent of the Corporation at that address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH:     A.   The total number of shares of all classes of stock which the Corporation shall have authority to issue is seven million (7,000,000) shares; consisting of six million (6,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”), and one million (1,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”).

B.   The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designator.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.   The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the by-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.   The directors of the Corporation need not be elected by written ballot unless the by-laws so provide.

C.   Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the President or by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board.  For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

SIXTH:          A.   Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board.  The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, with the term of office of the first class to expire at the corporation’s first annual meeting of stockholders, the term of office of the second class to expire at the Corporation’s second annual meeting of stockholders and the term of office of the third class to expire at the Corporation’s third annual meeting of stockholders.  At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

B.   Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, whether or not less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires.  No decrease in the authorized number of directors shall shorten the term of any incumbent director.

C.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the by-laws of the Corporation.

D.   Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-⅔%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SEVENTH:  The board of directors is expressly empowered to adopt, amend or repeal by-laws of the Corporation.  Any adoption, amendment or repeal of the by-laws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board.  The stockholders shall also have power to adopt, amend or repeal the by-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-⅔%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of the Corporation.

EIGHTH:  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH:  The Corporation reserves the right to amend or repeal any provisions contained this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six percent (66-⅔%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Section C of Article FIFTH, Article SIXTH, Article SEVENTH or Article EIGHTH.

TENTH:  The Incorporator is Robyn Steinberg, whose mailing address is c/o Gordon Altman Butowsky Weitzen Shalov & Wein, 114 West 47th Street, 21st Floor, New York, New York  10036.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand and seal this 30th day of May 1995.

/s/ Robyn Steinberg
Incorporator